Exhibit 4.34

English Translation

Share Pledge Agreement

This Equity Pledge Agreement (hereinafter “this Agreement”) is executed by and between the following parties (hereinafter “the Parties”) on December 14, 2011:

Party A:	Kusheng (Tianjin) Technology Co., Ltd.
Address:	Room 201-243, Floor 2, District B1, Animation Building, No.126, Animation

Party B:	Dongxu Wang
ID Number:	31022619751124032
Address:	Room 301. No. 6 Lane, Shangcheng Road, Pudong District, Shanghai

Whereas:

1.	Party A is a legally and validly incorporated and existing wholly-owned foreign investment company in People’s Republic of China (hereinafter “PRC” or “China”).

2.	Tianjin Ku6 Network Communication Technology Co., Ltd. (hereinafter “the Company”) is a limited liability company incorporated and registered in PRC.

3.	Party B (hereinafter “the Pledgor”) is one of the shareholders of the Company and Party B holds 90% equity interest (hereinafter “Relevant Equity”) of the Company.

4.	Party A and the Company conclude and execute an “Exclusive Consulting and Service Agreement” on December 14, 2011; in addition, Party A, Party B and the Company conclude and execute an “Equity Disposal Agreement” and a “Business Operation Agreement” on December 14, 2011.

5.	Party A and Party B conclude and execute a “Loan Agreement” on December 14, 2011.

6.	In order to secure Party B to perform its obligations under the “Loan Agreement”, to secure Party A can normally charge service fees from the Company owned by Party B in accordance with “Exclusive Consulting and Service Agreement” and to secure the performance of the “Equity Disposition Agreement” and the “Business Operation Agreement”, the Pledgor pledges all their equity interests in the Company to Party A to secure the performance of the said agreements and Party A shall be the Pledgee.

Therefore, through friendly negotiation and under the principles of equality and mutual benefits, the Parties hereby reach the following Agreement to be legally binding on them:

1.	Definition

Unless otherwise agreed in this Agreement, the following terminologies shall be defined and interpreted as follows:

1.1	Pledge Right: shall have the meaning as provided in Article 2 hereunder.

1.2	Equity: shall refer to all the equity interest of the Company which are legally held by the Pledgor and all existing and prospective rights and interests arising from holding such equity interests.

1.3	Relevant Agreements: shall refer to the “Loan Agreement”, “Exclusive Consulting and Service Agreement”, “Equity Disposition Agreement” and the “Business Operation Agreement” respectively concluded and executed by Party A, the Company and other relevant parties on December 14, 2011.

1.4	Events of Default: shall refer to the events as listed in Article 7 hereunder.

1.5	Notice of Default: shall refer to the notice issued by Party A which declares the events of default.

2.	Pledge

2.1	The Pledgor pledges all its Equity of the Company to Party A, to secure Party A’s rights and interests under Relevant Agreements.

2.2	The pledge of the Equity under this Agreement shall secure all the expenses (including the legal fees) and expenditure payable to Party A under Relevant Agreements, all the losses, interests, liquidated damages, compensations, costs for realizing the creditor’s rights which Party B is responsible for under Relevant Agreements, as well as any liability arising from the invalidity of Relevant Agreements for whatever reason that the Company and the Pledgor shall take under Relevant Agreements.

2.3	The Pledge Right under this Agreement shall refer to Party A’s right to have a priority to get compensation from the proceeds from converting the Equity pledged by the Pledgor into money, or from the auction or sales of the Equity pledged by the Pledgor.

2.4	Unless otherwise expressly agreed by Party A in writing after the effectiveness of this Agreement, the pledge under this Agreement may be released provided the Company and the Pledgor have properly performed or taken all their obligations and liabilities under Relevant Agreements, which shall be confirmed by Party A in writing. If the Company or the Pledgor fails to fully perform or take all or part of their obligations and liabilities under Relevant Agreements upon the expiration dates of Relevant Agreements, Party A is still entitle to the Pledge Right under this Agreement until the said obligations and liabilities have been fully performed or taken to the satisfaction of Party A.

3.	Effectiveness

3.1	This Agreement shall be established after being signed and stamped by the Parties and the Pledge Right shall be effectively established upon it is registered with relevant administration for industry and commerce.

3.2	During the process of the pledge, if the Company fails to pay the service fee according to the “Exclusive Consulting and Service Agreement” or the Company and the Pledgor fails to perform any provisions under Relevant Agreements, after delivering relevant notice, Party A is entitled to exercise the Pledge Right according to this Agreement.

4.	Possession and Custody of the Certificate of the Pledge Right

4.1	The Pledgor shall submit its capital contribution certificate of the Company (original copy) to Party A for its keeping within 10 working days after signing this Agreement or at an earlier time as agreed by the Parties and shall provide Party A relevant proof that the pledge under this Agreement has been properly registered in the register of shareholders. The Pledgor shall handle any and all approval and registration formalities according the PRC laws and shall provide the equity pledge registration certification from the administration for industry and commerce. The formats of the capital contribution certificate and the register of shareholders are attached hereto.

4.2	If there is any change to the registered items related to the pledge, requiring modification registration, Party A and Party B shall conduct the modification registration within 5 working days as of such change and shall submit relevant documents in relation to the application for such modification registration.

4.3	During the pledge term of the Equity, the Pledgor shall instruct the Company not to distribute any dividends, capital bonus or adopt any profit distribution scheme. If the Pledgor is entitled to any other economic interests other than the dividends, capital bonus or profit distribution scheme resulting from the pledged Equity, the Pledgor shall require the Company to remit relevant funds (after the conversion) to Party A’s designated bank account; and without Party A’s prior written consent, the Pledgor shall not make any use of it.

4.4	During the pledge term of the Equity, if the Pledgor subscribes the Company’s newly increased capital, or purchases the Company’s equity held by other pledgors (hereinafter “New Equity”), then such New Equity shall automatically become the pledged Equity under this Agreement. The Pledgor shall complete all the formalities necessary for pledging the New Equity within 10 working days after obtaining such New Equity. If the Pledgor fails to complete relevant formalities according to the foregoing provision, Party A is entitled to realize its Pledge Right according to Article 8 of this Agreement.

5.	Representations and Warranties of the Pledgor

The Pledgor hereby makes the following representations and warranties at the time of signing this Agreement and confirms that Party A signs and performs this Agreement depending on such representations and warranties:

5.1	The Pledgor legally holds the Equity under this Agreement and is entitled to pledge such Equity to Party A.

5.2	From the execution date of this Agreement, and at any time during the effective term of the Pledge Right that Party A is entitled to according to Article 2.4 herein, there is no lawful claim or justified interference from any third party impeding Party A from exercising or realizing its rights or Pledge Right according to this Agreement.

5.3	Party A is entitled to exercise its Pledge Right according to the applicable laws and this Agreement.

5.4	When signing this Agreement and performing the obligations under this Agreement, it has already obtained all the necessary authorizations or approvals from the Company as well as other shareholder’s permit, which does not violate any applicable laws and the articles of association of the Company. The authorized representative to sign this Agreement has obtained a legal and effective authorization.

5.5	There is no encumbrance or other third party’s security interests set on the Equity held by the Pledgor (including but not limited to the pledge).

5.6	There is no ongoing or potential civil, administrative or criminal proceeding, administrative penalty or arbitration involved in the Equity.

5.7	There are no payable tax and fees in connection with the Equity which are not paid yet; and there are no legal procedures and formalities in connection with the Equity which should be completed but not completed yet.

5.8	Any provision of this Agreement is a true intent expressed by the Pledgor and shall be legally binding on it.

6.	Pledgor’s Covenants

6.1	During the effective term of this Agreement, the Pledgor covenants that:

6.1.1	Without Party A’s prior and written consent, it will not transfer the Equity, or will not set or permit the existence of any pledge, other encumbrances, or any other third party’s security interests which may affect Party A’s rights and interest on the Equity, except transferring the Equity to Party A or Party A’s designated person upon Party A’s request.

6.1.2	After receiving the notices, instructions or suggestions on the Pledge Right issued or provided by the competent authorities, it will bring forth such notices, instructions or suggestions to Party A within 5 working days and take relevant actions pursuant to Party A’s reasonable instruction, subject to all applicable laws.

6.1.3	It will notify Party A on a timely basis of any event or notice it receives which may have impact on the Pledgor’s part of or all of the Equity, or which may change the Pledgor’s any obligations under this Agreement, or which may affect the Pledgor’s performance of its obligations under this Agreement. In addition, it shall relevant actions pursuant to Party A’s reasonable instruction.

6.2	The Pledgor agrees that Party A is entitled to exercise its rights according to this Agreement without being interrupted or impaired by the Pledgor or the Pledgor’s successor or assignee or any third party.

6.3	The Pledgor undertakes to Party A that, in order to protect or improve the security for the Pledgor and /or the Company’s obligations under Relevant Agreements, the Pledgor will conduct all necessary amendments to its articles of association and the Company’s articles of association (if applicable), it will faithfully sign or procure the party who has interest in the Pledge Right to sign any and all documents of title and deeds as required by Party A, and/or it will take or procure the party who has interest in the Pledge Right to take relevant actions as required by Party A; and it will provide relevant assistance in Party A’s exercising of the Pledge Right. It will sign relevant amendment documents related to the equity certificate with Party A or Party A’s designated third party and it will provide all documents related to the Pledge Right to Party A according to Party A’s requirement.

6.4	The Pledgor undertakes to Party A that, for Party A’s interests, it will conform to and perform all its warranties, covenants, agreements and representations. If the Pledgor fails to perform or fails to fully perform all its warranties, covenants, agreements and representations, it will compensate all the losses incurred to Party A arising therefrom.

7.	Events of Default

7.1	The Events of Default shall be defined as follows:

7.1.1	The Company and its successor or assignee fails to fully pay any payables under Relevant Agreements on a timely basis; or the Pledgor and its successor or assignee fails to perform its obligations under Relevant Agreements.

7.1.2	Any representation, warranty or covenant made by the Pledgor under Article 5 and 6 herein is materially misleading or false, and/or, the Pledgor has any breach of its representations, warranties or covenants under Article 5 and 6.

7.1.3	The Pledgor seriously breaches any provision of this Agreement.

7.1.4	Unless otherwise provided in Article 6.1.1, the Pledgor waives its Equity which is pledged to Party A, or the Pledgor arbitrarily transfer its Equity which is pledged to Party A without obtaining Party A’s written consent.

7.1.5	The Pledgor is required to prepay or to undertake in advance the liabilities of any loan, guarantee, compensation, covenant or other debts, or the Pledgor is incapable to repay or undertake in advance the liabilities of any loan, guarantee, compensation, covenant or other debts upon the maturity, which leads to a result that Party A reasonably believes the Pledgor’s capability to perform its obligations under this Agreement has been affected and Party A’s interests are to be impaired accordingly.

7.1.6	The Pledgor is incapable to repay its general debts or other arrears, which impairs Party A’s interests accordingly.

7.1.7	This Agreement become illegal or the Pledgor fails to continue to perform its obligations under this Agreement because of the promulgation of relevant laws.

7.1.8	Any governmental approval, permit, consent or authorization necessary for effecting the enforceability or legality or validity of this Agreement is canceled, suspended, invalidated or materially amended.

7.1.9	There is any adverse impact on the Pledgor’s properties, which leads to a result that Party A believes the Pledgor’s capability to perform its obligations under this Agreement has been affected.

7.1.10	Other situations under which Party A cannot dispose of its Pledge Right according to the applicable laws.

7.2	If the Pledgor knows or discovers that any event provided in Article 7.1 occurs, or any event which may lead to the occurrence of the events provided in Article 7.1, the Pledgor shall notify Party A immediately.

7.3	Unless the Events of Default provided in Article 7.1 have been completely solved to the satisfaction of Party A, Party A is entitled to send a Notice of Default in writing to the Pledgor at any time at or after the occurrence of such Events of Default, requiring the Pledgor to immediately pay off all the debts and other payables under Relevant Agreements, or to timely perform the “Equity Disposition Agreement” and the “Business Operation Agreement”. If the Pledgor or the Company fails to timely rectify its noncompliance or fails to adopt necessary remedies within 10 days after the issuance of such written notice, then Party A is entitled to exercise the Pledge Right according to Article 8 of this Agreement.

8.	Exercise of the Pledge Right

8.1	Before the fees and obligations under Relevant Agreements are fully paid or performed and without Party A’s written consent, the Pledgor shall not transfer its Equity.

8.2	Party A shall issue the Notice of Default to the Pledgor according to Article 7.3 herein when exercising its Pledge Right.

8.3	Subject to Article 7.3 herein, Party A may exercise its Pledge Right at any time after issuing the Notice of Default according to Article 7.3.

8.4	Party A is entitled to have a priority to get compensation from the proceeds yield from converting all or part of the Equity into money, or from the auction or sales of all or part of Equity, till all the unpaid service fees and other payables under Relevant Agreements are paid off and till “Equity Disposition Agreement” and the “Business Operation Agreement” are completely performed.

8.5	Where Party A exercises its Pledge Right according to this Agreement, the Pledgor shall not pose any obstacles and shall provide necessary assistance Party A to help realizing the Pledge Right.

9.	Assignment

9.1	Unless otherwise expressly agreed by Party A in writing beforehand, the Pledgor is not entitled to assign any rights and obligations under this Agreement to any third party.

9.2	This Agreement shall be binding on the Pledgor and its successors, as well as on Party A and its successors or assignees.

9.3	Party A is entitled to assign any of its rights and obligations under this Agreement to its designated third party; under the said situation, the assignee shall have and assume all the rights and obligations of Party A under this Agreement. Where Party A assigns its rights and obligations under this Agreement, upon Party A’s request, the Pledgor shall sign relevant agreements and/or documents in connection with such assignment.

9.4	If the Pledgee is changed due to any assignment, the new parties in connection with the pledge shall conclude a new pledge agreement, and the Pledgor is responsible for completing all relevant registration formalities.

10.	Formality Costs and Other Fees

10.1	Any costs and actual expenses in relation to this Agreement, inter alia, including but not limited to legal fees, printing fees, stamp taxes, other taxes and fees, etc. shall be equally shared by the Parties.

11.	Force Majeure

11.1	Where the performance of this Agreement is deferred or hindered by any force majeure events, the Party affected by the force majeure shall not bear any liability under this Agreement for the said deferred or hindered performance. The “force majeure events” refer to any events which are beyond the Party’s reasonable control and which are not avoidable even under the affected Party’s reasonable attention, including but not limited to, governmental action, natural power, fire, blast, geographic variation, storm, flood, earthquake, tide, lightening, war, etc. However, the inadequacy of the credit, fund or financing shall be not deemed as the event which is beyond the Party’s reasonable control. The Party who is affected by the force majeure events and seeks exemption from the liabilities under this Agreement, shall notify the other Party of such event as leading to the exclusion of liability and what measures it will take to complete its performance of this Agreement.

11.2	The Party affected by the force majeure shall not bear any liability under this Agreement in the duration affected by the force majeure; however, the Party who seeks exclusion of liability may be exempted from such liability merely for its deferred or hindered performance and provided that the affected Party has tried its best to perform this Agreement. Once the event causing the exclusion of liability is corrected or rectified, the Parties agree to recover the performance of this Agreement to the best of their abilities.

12.	Applicable Law and Settlement of Dispute

12.1	The execution, effectiveness, performance and interpretation of this Agreement as well as the settlement of dispute shall be governed and interpreted by the PRC law.

12.2	If the Parties have any dispute over the interpretation and performance of any provisions of this Agreement, the Parties shall seek to settle it through negotiations in good faith. If the Parties fail to reach an agreement on the settlement, either Party may file such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitral rules. The place of arbitration shall be in Beijing and the language shall be Chinese. The arbitral award shall be final and binding on the Parties.

12.3	Except for the dispute issues between the Parties, the Parties shall continue to perform their other obligations under this Agreement in good faith.

13.	Notice

13.1.	The notice issued by the Parties for exercising or performing the rights and obligations under this Agreement shall be in writing and shall be delivered by courier, registered mail, prepaid mail, or other acceptable courier service or by fax to the address (es) of counter Party or both Parties.

13.2.	The notice and the letter shall be deemed as served under the following situations:

13.2.1.	If by fax, it shall be deemed served on the date displayed on the fax; however, if the fax is delivered after 5 pm or in the weekends of the destination place, it shall be deemed served on the working day following the displayed date on the fax.

13.2.2.	If by courier (including EMS), it shall be deemed served on the receiving date with the receiver’s signature.

13.2.3.	If by registered mail, it shall be deemed served on the 15th day after the date written on the return receipt.

14.	Annex

The annex of this Agreement shall be integral part of this Agreement.

15.	Waiver

Party A’s failure or delay to exercise or carry out any rights, remedies, powers or privileges shall not be deemed as Party A’s waiver of such rights, remedies, powers or privileges. Party A’s exercising of single or part of any rights, remedies, powers or privileges shall not preclude Party A’s exercising of other rights, remedies, powers or privileges. The rights, remedies, powers and privileges under this Agreement are cumulative, which shall not impede Party A from exercising any other rights, remedies, powers and privileges endowed by any applicable laws.

16.	Miscellaneous

16.1	Any amendment, supplement or modification to this Agreement shall be in writing and shall come into effect after being signed and stamped (if applicable) by the Parties.

16.2	The Parties hereby confirm that this Agreement is a fair and reasonable agreement concluded and reached by the Parties based on equality and mutual benefits. If any provision of this Agreement becomes invalid or unenforceable due to its inconsistence with the applicable laws, then such provision shall be invalid or unenforceable within the jurisdiction of such applicable laws and shall not impair the effectiveness of other provisions of this Agreement.

16.3	Party B covenants that, under whatever change to the equity proportion of the Company, this Agreement shall be legally binding on Party B and shall be applicable to all the equity interests hold by Party B in the Company by then.

16.4	This Agreement is written in Chinese in three copies. Each Party shall hold one original. The remaining original shall be filed for registration.

Party A: Kusheng (Tianjin) Technology Co., Ltd.

(Company Seal) [seal]

Date: December 14, 2011

Party B： Dongxu Wang

/s/ Dongxu Wang

Date: December 14, 2011

ANNEX

1.	Register of Shareholders of the Company

Register of Shareholders of the Company

Shareholders of the Company

Name of the Shareholder	Identity Certificate	Address	Capital Contribution	Capital Contribution Proportion	Remark
Dongxu Wang	31022619751124032	Room 301, No. 6 Lane Shangcheng Road 1025, Pudong District, Shanghai	RMB 9 million	90%	Has been pledged.

It is hereby to certify that Dongxu Wang, the shareholder of the Company, has pledged its 90% equity interests of the Company to Kusheng (Tianjin) Technology Co., Ltd.

Ku6 Network Communication Technology Co., Ltd.

(company seal) [seal]

Dongxu Wang

Signature: /s/ Dongxu Wang

Date: December 14, 2011

2.	Capital Contribution Certificate of the Shareholder

Capital Contribution Certificate of

the Shareholder of

Ku6 Network Communication Technology Co., Ltd.

Name of the Company: Ku6 Network Communication Technology Co., Ltd.

Incorporation Date of the Company: December 14, 2011

Registered Capital: RMB 10 million.

Name of the Shareholder: Dongxu Wang

Capital Contribution Amount: RMB 9 million

Method of Capital Contribution: In cash (RMB)

Capital Contribution Date: December 14, 2011

Company Seal: [seal]

Issuance Date: December 14, 2011